POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 1



                          POWERWAVE TECHNOLOGIES, INC.

                            Moderator: Kevin Michaels
                                 April 19, 2004
                                  4:00 p.m. CT



Operator: Good day everyone, and welcome to the Powerwave Technologies first quarter 2004 earnings announcement. Today's conference is being recorded.

     For opening remarks and introductions, I would like to turn the call over to the Chief Financial Officer, Mr. Kevin Michaels. Please go ahead, sir.

Kevin Michaels: Thank you and good afternoon everyone and welcome to the Powerwave Technologies first quarter 2004 financial results conference call.

     Before starting I'd like to point out that various remarks we may make about future expectations, plans and prospects for Powerwave, including but not limited to, anticipated revenues, earnings per share levels, revenue composition, operating margins and gross margins, the benefits of the proposed exchange offer for LGP Allgon and potential synergies, the timing of completion of the exchange offer for LGP Allgon, demand levels for the company's product lines, trends in the wireless infrastructure market, the timing of product deliveries and future orders, expense levels, capital expense rates, inventory turns, tax rates, days sales outstanding, are all forward-looking statements. These statements are subject to numerous risks and uncertainties that could cause Powerwave's actual results to be materially different from those projected or implied. Please refer to our press release, Powerwave's current Form 10-K for the year ended December 28th, 2003, and other filings which are on file with the Securities and Exchange Commission for additional information on factors which could cause our actual results to be different from those projected or implied.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 2


     With all this in mind, let me start by quickly reviewing our financial results, which are also summarized in our press release. Net sales for the first quarter of 2004 were 63.2 million. Our gross profit was 10.8 million, which equates to a 17 percent gross margin. Sales and marketing expenses were 3.5 million, R&D was 9.3 million, and G&A was 3.6 million. Our total operating expenses were 16.4 million.

     For the first quarter we had an operating loss of 5.7 million, our net other income was 400,000, our total net loss before taxes was 5.3 million, and utilizing a tax rate of 38-and-a-half percent our net loss after tax was 3.3 million. The basis loss per share is five cents, based on a basic weighted average share outstanding of approximately 63.4 million shares.

     Now I'd like to describe our revenues on a geographic basis. Our total North American revenues for the first quarter of 2004 were approximately 31.6 million or 50 percent of our revenues. Our total Asian sales accounted for approximately 19 percent of revenues or 12.3 million, and our total European and other international revenues were 19.3 million or approximately 31 percent of our revenues.

     On a product basis, revenues for products in the cellular band 800 to 1000 MHz accounted for approximately 36 percent of first quarter revenues or 22.7 million. Sales for products in the PCS bands 1800 to 2000 MHz account for the largest portion of our sales, approximately 52 percent of revenues of 32.6 million. Sales in the 2100 MHz bands or 3G account for approximately 7.9 million or 12 percent of our revenues. I also want to note that some of our PCS banded revenues include WCDMA or 3G type products that are for the PCS frequency band here in North America.

     Our gross profit margin was approximately 17 percent for the first quarter. This gross margin is down about one percent from our fourth quarter and reflects the impact of lower revenues for this quarter. While we did expect to see some improvement in our gross margins during the quarter, with our revenues coming in at the low end of our expectations, we did not get the overhead absorption that had previously anticipated. We still expect to see improvement in our gross margins as we proceed through 2004 toward our long-term gross margin target of the mid to high 20 percent range.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 3


     I'd now like to review our operating expenses for the first quarter of 2004. Our total operating expenses were up slightly when compared to our fourth quarter 2003 results due to an increase in sales and marketing expenses mainly associated with the industry trade show activities during the quarter as well as increased trial activities. For the first quarter, our sales and marketing expenses were 3.5 million, R&D were 9.3 million, and G&A were 3.6 million. Also for the first quarter 2003 we had net other income of approximately 350,000.

     Our tax benefit rate for the first quarter is 38.5 percent, which is the same as our fourth quarter 2003 rate. We will be re-evaluating our tax rate after completion of the LGP Allgon acquisition, which we expect to occur in May 2004.

     Next I will quickly review our balance sheet. Total cash at April 4, 2004 was 250.4 million, which is a decrease of 10 million from the fourth quarter. This decrease mainly reflects our reduction in outstanding accounts payable for the quarter. During the first quarter our net inventory was 17.3 million while our inventory turns were 12.1 turns for the first quarter.

     Our total accounts receivable were 51.2 million and our AR days sales outstanding were 74 days, which is up slightly from the fourth quarter's DSO of 71 days.

     Our total capital spending during the quarter was approximately 1.2 million. Also for the second quarter 2004, we are currently in escrow on the sale of the Long Island facility that we acquired in July 2003. We expect this sale to close this week and result in net cash proceeds to Powerwave of approximately 6.3 million.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 4

     Now I'd like to provide you with an update regarding our proposed acquisition of LGP Allgon. As most of you know, we have offered to exchange 1.1 new Powerwave shares for each outstanding LGP Allgon share. Alternatively, we have also offered a cash alternative of a fixed price in Swedish kronor of 61.87 SEK per LGP Allgon share up to a maximum equivalent of 125 million U.S. dollars.

     The exchange offer has commenced and the exchange offer period is scheduled to end on April 30th, 2004. In addition, we have scheduled a special meeting of Powerwave shareholders on April 27th, 2004 to approve of the issuance of the shares of Powerwave common stock to be used in the exchange offer and to increase the total number of authorized shares of Powerwave's common stock. We anticipate approval of these proposals and we can also state that institutional shareholders services has recommended to all of their clients approval of both of these proposals.

     Now I'd like to turn the call over to Bruce Edwards, Powerwave's President and Chief Executive Officer.

Bruce Edwards:  Thank you, Kevin, and good afternoon, everyone.

     The first quarter of 2004 proved to be a challenging one as our financial results came in at the low end of our forecasted range. Our revenues were slightly above our low-end revenue estimates of 63 million, and our loss per share of five cents was again slightly better than our forecast of a loss of six cents per share, at the low end of our forecast range.

     When originally discussing our outlook for the first quarter of 2004, we expressed concern with respect to the initial capital expenditure budgets that were being set at the beginning of the year, particularly with regards to any potential movement of allocated capital expenditure dollars to later quarters. As it turned out, we did see a number of key opportunities that we highlighted during our fourth quarter conference call, move to future quarters and I will discuss these in more detail later.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 5

     Importantly, during the first quarter we did see what I consider the first wave of wireless cap ex spending. Companies that provide basic wireless infrastructure components such as antennas, cables and tower mounted amplifiers are clear beneficiaries of this initial spending wave. We have already seen this with the announcement by one of the wireless subsystem suppliers of increased demand during the first quarter. We believe the benefits of spending in the area of antennas and tower mounted amplifiers will also be reflected when other companies who operate in these segments announce their first quarter results.

     This is very important to Powerwave as through our anticipated transactions with LGP Allgon we'll have a much more diversified product line that will allow us to participate in a number of different wireless infrastructure product segments.

     I would now like to review in a little more detail our first quarter revenues and some opportunities in the $3 to $6 million range with various network operators that we discussed during the fourth quarter conference call. Importantly, while none of these opportunities closed in the fourth quarter, they continue to be strong opportunities for us and are expected to close in the coming quarters. One of these opportunities was in the U.S. and was delayed in late March. It is now scheduled to begin deployment in the second quarter.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 6


     The other two opportunities are in Europe. Today we have seven ongoing trials with various European network operators. In several cases we have completed initial trials and are awaiting deployment plans. Although not specifically stated, we believe that some of the European network operators might be awaiting the completion of our transaction with LGP Allgon.

     In almost all of our ongoing trials, the network operators are current customers of LGP Allgon. If the deployment begins after we close our transaction with LGP Allgon, the European network operators would then be working with the existing LGP Allgon team and quite possibly under existing agreements or contracts.

     Again, like the opportunity mentioned earlier in the U.S., we believe all of these opportunities will result in sales at or above the current $3 to $6 million expectations during 2004 and view all of these as delays in the original timing of the expected deployments and not changes in the overall sales opportunity.

     Let me turn my attention to another area, which is market share. While we periodically hear of references to some industry sources to changes in market share, we believe our market share position not only remains in tact but we see areas of further opportunity. For example, at our number one OEM customer we saw a year-over-year increase in sales of 26 percent. During the quarter we shipped GSM, TDMA, CDMA, and wideband CDMA products to this key OEM.

     Our number two OEM customer was a 10 percent plus customer for Powerwave for the eighth quarter in a row. During the first quarter, six network operator customers were in our top 10 customers and we recorded our first multimillion-dollar order from a network operator located in Asia.

     We currently sell multicarrier power amplifiers for second generation wireless systems to four of the top five base station OEMs. Our multicarrier relationships are for both the cellular and PCS bands and are mainly for these OEMs CDMA or TDMA base stations.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 7

     An important new development for Powerwave is we now have four base station OEMs in various stages of evaluation of our second generation multicarrier amplifiers for use in their GSM base stations. Two of the OEMs are currently in field trials with our multicarrier amplifiers and the other two are in lab trials. Not only do these opportunities expand our market share position, we believe that these relationships will provide our North American GSM network operator customers with additional incentive to use Powerwave multicarrier solutions.

     Building upon our position within second generation wireless infrastructure, Powerwave has announced relationships with five OEMs for third generation power amplifiers including Ericsson, Nokia, Nortel, Samsung, and LG. In addition, we have two other customers that we have not formally announced.

     In September 2003, we announced the award for initial quantities of an integrated wideband CDMA base station product. The bottom line is we believe Powerwave is the most broadly based supplier of second generation and third generation power amplifier products in the market today. We believe our diversified OEM and network operator customer base, active development schedule, and current market position demonstrates our strong number one market share position. We also believe our market position will be greatly enhanced through our upcoming transaction with LGP Allgon.

     A week from tomorrow, Powerwave's shareholders will be asked to approve our acquisition of LGP Allgon, which will result in a significant expansion of our customer base, product line, and geographic presence. A few days later we expect to close the offering period for our exchange offer for the shares of LGP Allgon. Upon achieving both objectives, we anticipate closing our transaction with LGP Allgon in the early part of May. Accordingly, we believe we are a little over two weeks away from a significant transformation of Powerwave.

     We continue to be very pleased with our interactions with the LGP Allgon team. We have a unified vision for the wireless market and we see a number of opportunities ahead for our combined company.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 8

     With this in mind, let me turn my attention to the second quarter of 2004. As I mentioned, we believe we are a little over two weeks away from the scheduled completion of our transaction with LGP Allgon. We know a lot of our customers are looking ahead to this combination. And we have already begun working with LGP Allgon on several development projects. In addition, we have noted that several analysts have issued financial forecasts for Powerwave reflecting our combination with LGP Allgon. While we're still in the process of completing the transaction, we believe the best way to look at Powerwave going forward is on a combined basis.

     With respect to the second quarter and assuming completion of our transaction in early May, we would add less than two months of LGP Allgon's financial results to our second quarter. Based upon this, we have set a preliminary range of revenues for the second quarter of 100 to 120 million, which includes our estimated results of LGP Allgon for the period after the acquisition closes. This range will fluctuate based upon the actual closing date of the acquisition.

     Now during the second quarter we expect to incur a number of charges as a result of the acquisition, some of which will be accounted for separately and some of which will be recorded in the normally reported results. All of these charges will directly impact our second quarter results.

     Now over the last eight quarters we have been providing guidance going forward for the next quarter only. However, in light of what we believe is a more stable wireless spending environment, the nearing completion of our transaction with LGP Allgon, and the resulting diversification of our product line and customer base, along with the number of opportunities we continue to see for our multicarrier products and the expectation of a strong second half of 2004 for demand for wireless infrastructure products, we believe the third quarter of 2004 will be a very strong one for Powerwave and clearly indicative of the numerous benefits of a more diversified Powerwave.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 9

     For the third quarter of 2004 we are currently charting revenues of 140 to 160 million with pretax operating profitability of two to four percent before any acquisition-related amortization or other charges. We would also expect our fourth quarter to be the strongest quarter of the year with further improvements in overall sales performance and profitability, again before any acquisition-related amortization or other charges.

     I would now like to turn the call over to the operator and address any questions you might have.

     Operator: Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, you can do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, it is star one if you have a question. If you find your question has been answered you may remove yourself by pressing the pound key. And we'll pause a moment.

     Our first question comes from Mike Walkley with RBC Capital Markets.

     Mike Walkley: All right, thanks. I was wondering if, just given the timing of when LGP Allgon closes, if you look at your standalone business, what kind of sequential revenue growth or decline would we expect into the next quarter.

     Bruce Edwards: Mike, let me handle it. We thought a lot, prior to the call, as to what's the best visibility to give the market. And as I mentioned, we feel we're only a couple weeks away from completing the LGP Allgon acquisition.

     Importantly, - over in Sweden they do not provide any guidance to the financial markets going forward. So we can't break out an estimation of what we think we can do and what they'll do. What we're going to do, which we have, once we complete through the second quarter we will detail our amplifier sales so people can see where our position and what percentage of the overall revenue base we were at. But we can't provide that now because we do not want to give any indication to what they might be doing, again, because they don't provide guidance.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 10


     Mike Walkley: OK. Thanks. Maybe just switching to some of your carrier business this quarter, a couple of them look like they fell off a little bit. Is that just based on how many regions of the country they're rolling out or is it more just as you talked about things getting pushed out a little bit into Q2?

     Bruce Edwards: Well, I think at the end of the fourth quarter conference call we did highlight a couple opportunities. I went through those in a little more detail. One of those was U.S. based and one of those clearly moved out from the first quarter into the second as did our two European operator opportunities which have moved out as well.

     In the U.S., I think - well, let me say overall for the network operators, as I mentioned, six network operators who are in our top 10 customer set, none hit 10 percent although we had one that was relatively close. And again, with all the network operator sales for us it's really dependent on the timing of when they're going through various builds and rollouts as we went forward. I think importantly, having six network operators in the top 10 customers positions us well. And again, we believe with a - you know, very shortly with a more diversified product line we'll be able to provide them other solutions than the existing multicarrier solutions we're providing them today.

     Mike Walkley: OK. Thanks and maybe just - I know AT&T was a 10 percent customer last quarter and it fell off. Has that anything to do with the Cingular acquisition or just lumpiness in that carrier?

     Bruce Edwards: Well, I think, again without getting into specifics, I think we did highlight at the time of the fourth quarter conference call, I think the announcement of the Cingular-AT&T was just a couple days - it was made a couple days before that. And what you saw as you go through the quarter if potentially some budgets being moved ahead, other ones being really looked at again and possibly being delayed a little bit into the remaining part of the year.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 11

     I think the easy decisions such as, more inexpensive types of products, were made kind of even after the acquisition was. I think our solutions are normally in the five to 10,000 or above kind of range and those probably captured a little more scrutiny as they moved through the quarter. But again, I think all those parts of the capital expenditure budgets will be spent as you move through the year, but I do think you probably did see a little bit of impact with some of these announcements as people maybe took another look at what they were going to spend.

     Mike Walkley: OK, great. One more question and I'll pass it on to other people, just in terms of your 3G visibility with a lot of your UMTS network launches coming up, are you seeing improved visibility there or is it kind of steady as she goes on that 3G MTS power amp product line?

     Bruce Edwards: Well, again, we've always kind of said that we believe it's a strong second-half of the year business and that we see nothing in what we've looked at that indicates anything different to this. You know, our relationship with Ericsson wouldn't start up until the second half of the year. And as we've indicated, over in Korea that business tends to be a little lumpy with respect to some builds - initial builds, and then some delay, and then some follow-on builds. But as we look out we view that business as being a very strong contributor during the second half of 2004.

Mike Walkley:  OK, great, thanks and good luck with LGP Allgon.

Bruce Edwards:  Thanks.

Operator:  And our next question comes from Rich Valera from Needham & Company.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 12

     Rich Valera: Thank you. Kevin, can you talk about the gross margin? Was the lower gross margin purely due to the lower revenue level or was there anything else there with respect to mix or pricing pressure that might not have been as expected?

     Kevin Michaels: You know, there's two prongs. I mean, there's clearly this major impact was lower revenue. I mean, clearly, we came in at the low end of our range. And, if we had been up even in the mid point we would have seen probably a slightly up margin. So, it's the low end of the range that impacted us.

     We also saw some product mix impact. We didn't - you know, we were expecting a little more of our operator sales, as Bruce mentioned, some of those have been delayed. So we were expecting a little more mix there, a little more mix of higher powered multicarrier than what we got. So that also had a slight detrimental impact on the margin.

     But, those two factors are the main factors. Didn't see any significant changing in the pricing environment out there during the quarter.

     Rich Valera: Great. And Bruce, in the European operator trials, it sounded like maybe you suggest they were waiting for the two of you to combine, you and LGP. Could you say why you think they would wait, some of the European operators?

     Bruce Edwards: Well, again, I think I you look at the timing of the deployment, I think, in a lot of cases waiting, you know, several to a month or so it not often as critical, particularly as, some of the operators over there are looking at us on a standalone basis recognizing that we do not have the infrastructure built up throughout the European continent and realizing that very shortly we will have that. And we will have not only the sales capability but the service and support capability that some of the network operators are looking at.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 13

     And again, if you remember, at the fourth quarter conference call, at that point in time we felt we would be closing the transaction kind of in the mid to late part of March. And so we're saying again that, you know, though not clearly, said by a lot of the network operators - as we started to go through in one case contract negotiations, you know, without going into confidential information, they would talk about well, we already have something already established and, maybe we'll just wait and put that under there.

     So I think we're getting that kind of a feel from a lot of the network operators over there and once we complete this transaction we think we'll resolve maybe questions that they have as far as service, support, contracts, orders, bookings, stuff that they're used to doing already.

     Rich Valera: Great. And finally, Kevin, inventory was up just slightly on the lower revs. Is there anything there or is that just sort of bumping around at these - at these levels?

     Kevin Michaels: It's really I think you said it best, it's kind of bumping around at these levels. It's - you know, it was up slightly a couple million but we don't - obviously, we expected - we were hoping to see a little higher revenue. So nothing that we see any issues with.

Rich Valera:  Great, thank you.

Operator:  And we'll move next to Shawn Slayton with Ferris, Baker Watts.

Shawn Slayton:  Hi, gentlemen, good afternoon.

     Shawn Slayton: Kevin, can you speak to how we should look at the - at the synergies? If I recall it's 15 million in synergies and is that going to - are those going to realized in the current year entirely or how should that work?

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 14

     Kevin Michaels: Well, it's 15 million in annual synergies. We'll start recognizing them, shortly after we close the transaction. But it will take a few quarters to get up to the full run rate. So, I think on an annual basis you won't see it all this year but as we get towards the end of the year we should be getting pretty close to a quarterly rate encompassing all those.

     And as we've stated, we feel real comfortable with that synergy level. Obviously, we're going to look for more. We think there's some potential opportunities for more. But at this stage we want to get the transaction closed and get further along with it. But, we're very - we're very optimistic on the opportunities here.

     Shawn Slayton: OK. In your merger filing you guys talk about 10 to 15 million in integration expenses. Do those - are those kind of charges that hit in the current quarter or are those offsetting the synergies somewhat?

Kevin Michaels:  No, they don't offset.  They're mainly more one-time charges...

Shawn Slayton:  OK.

     Kevin Michaels:... and those types of things. And they should be - they definitely will hit this year. You know, hopefully, most of them we'll be able to get them done very quickly here in the quarter we close in.

     Shawn Slayton: OK. In your latest K you guys - you guys mentioned shortages of components that have caused you to miss customer delivery dates. What's that all about?

     Kevin Michaels: Well, that's in our risk factor. And we haven't had any in the last quarter or so.

Shawn Slayton:  OK.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 15


     Kevin Michaels: I mean that's just dealing with, you know, in our business occasionally in the past there's been times when that's...

Shawn Slayton:  OK.

Kevin Michaels:  ... happened.

Shawn Slayton:  So more boilerplate stuff then.

Kevin Michaels:  Well, we hate to call it boilerplate...

Shawn Slayton:  OK.  Fair enough.

     Just last question, Bruce, the guidance that you gave, I mean, the original
- the original guidance when you announced the merger was 600 million at the top line on a combined basis this year.

Bruce Edwards:  Right.

     Shawn Slayton: And then - the - this merger got pushed out a couple months and LGP Allgon was doing about 25 million a month. So to me it seems like this new guidance it might imply on a combined basis that you're lowering that 600 million guidance even if we - even if we do an apples-to-apples comparison. Is that accurate?

     Bruce Edwards: Well, I think if you take a look at the second half of the - of the year we gave Q3 guidance of revenues in the 140 to 160 range. So if you're right in the middle of that, you're at the 600 million kind of run rate. And then we indicated in the fourth quarter we expected improvement overall in sales performance from there.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 15


     So I think, again, once we have completed the combination, you can go back and probably take a look at their first quarter after they announce their and see where we are. But we're not changing from the - from what we looked at. If we had been together from day one we think that north of 600 was a good number. And I think as you get into the second half of the year when we're together we don't think we're providing any guidance that takes away from that north of 600 million.

Shawn Slayton:  OK, very good.  I'll yield the floor.  Thanks.

Bruce Edwards:  Sure.

Operator:  We'll move on to Arindam Basu from Morgan Stanley.

Arindam Basu:  Hi, guys.

Bruce Edwards:  Hi, Arindam.

     Arindam Basu: On the - Bruce, you mentioned the first sales to the Asian carrier.

Bruce Edwards:  Yes.

     Arindam Basu: Could you go into a little bit more detail on that? And if you could break out the China versus Korea because you've historically had recognized revenues in both area?

     Bruce Edwards: Sure, that - it's an operator - we've - in addition to the activities we have over in Europe we've had activities over in Asia as well. We're providing - it's a GSM booster type product for them. It was a multi-million-dollar order. We believe it's the initial order for some future deployments that they have. We have a couple other trials ongoing over there as well, so we do feel that that part of the marketplace as well is a good opportunity for us to grow our network operator business. But this was our first significant multi-million-dollar order from a network operator in that region.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 17

             I'll ask Kevin go through the breakout.

     Kevin Michaels: As Bruce said, I mean, that region - once - if you're asking Arindam in terms of our China sales, our China sales over the last quarter are up almost a hundred percent. Obviously, last quarter was a somewhat small number but, we're seeing good sales in our pull through China.

     There are - in terms of these - some of this operator business, the additional operator business in Asia, it isn't necessarily in China. We don't really want to get specific on the countries to keep our competitors not competing with us. But there are opportunities throughout Asia that we're certainly pursuing. And, you know, we've always viewed that as an area that we think we have a good presence in.

     And as a combined company with LGP Allgon, they have a strong presence over there as well so we're real excited about the opportunities we can get over there.

     Arindam Basu: OK. And, you know, you talked about the GSM booster, now you've introduced some more of those remote radio and booster type products at the CTIA this year. Are you generating significant revenues from non-PA products that were demoed at last year's CTIA as a percentage of revenues yet?

     Bruce Edwards: Well, I think - I'm not sure about the designation of non-PA products because, we're really building out from the power amplifier part of the marketplace. We're, you know - the products we're showing are more integrated type products with in certain cases tower mounted amplifiers, filters, combiners, cabinets, but we still track those in - with respect to our overall PA sales because we think our multicarrier strength is really what's driving that part of the business.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 18

     Obviously, the key to us we've had for the last couple quarters is getting the GSM booster product out there. My - indicated that we did see, - in Asia we did see our first significant order for that product. In Europe, we have a number of trials going on but we think some of the timing and the delivery of those products has been pushed out a little bit.

     But I - we don't - we've had a number of products we actually announced last year that are in volume production today. But I - we - again, we would consider those kind of amplifier-centric type products.

     Arindam Basu: OK, yes, I guess I was thinking about the non-core PA product but I understand.

     And then on the European service provider revenues, are there product related issues that they have detailed to you that, you know, they're, you know, wanting to be more patient on or is this just normal carrier sales cycle issues that they're just focusing on when they think about converting a trial to a production order, you know, whether it's from the first quarter instead of the second quarter or second quarter instead of the first quarter?

     Bruce Edwards: Well, I think a couple things. It's always - what we find is is as you work with a large operator a lot of times they will want to look at - they want to sell a certain problem so they're looking at certain tweaks with respect to the configuration that they want to buy. I think that's very normal. We see that throughout the U.S. as a matter of fact as well and into Europe. So I think that's not the biggest pacing item.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 19

     Although, with the seven trials we have going on we're find that somebody wants a certain power level here, they want to solve - they want to use this in a number of installations, and they want the configuration to look this way. So we always work through those and a large part of our development dollars today are in - kind of in customizing our solutions a little bit to an individual operator's type need. And then that particular configuration is bought for a number of base stations within that network operator's overall network. So that always happens so I don't want to give an indication that we don't see that.

     But I - but I also know from some of the conversations is, again, I mentioned people are looking at kind of a mid to late March close now they're looking at an early May close. And I do think, without specifically hearing in detail, from conversation what we see I do think that that is in the back of people's minds. Once they're through the product evaluation now they're really concerned about support levels, can you go forward.

     And we've been talking a lot about this acquisition to the customer set over there as how positive it will be for them. And I think they share that view so I think that's part of their decision process as well that they're waiting for us to complete that so that they know they have the service and support capability.

     Arindam Basu: OK. I'll just ask - Kevin, if you could just throw out the depreciation number and that's it for me. Thank you.

     Kevin Michaels: Sure, let me make sure I have - depreciation for the quarter was about 3.8 million.

Arindam Basu:  Thank you.

Kevin Michaels:  Sure.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 20

Operator:  And we'll move on to Ken Muth with Robert W. Baird.

     Ken Muth: Hi. Could you give us a little bit explanation on the sales and marketing side, obviously, up again sequentially when revenues were down? Just trying to understand how and the initiatives that are going on kind of by geography if you would and then kind of products?

     Bruce Edwards: Well, just for - two things, number one, in the first quarter of the year we participate in a variety of different trade shows. In fact, we were in I think over three this - in the first quarter. So there was some expenses, clearly addition expenses that ran through sales and marketing because of that.

     The second thing is, just to be clear, we - when we do consignments or we do trials with respect to the product, we - once we put a trial or a consignment out there we charge off that equipment - that goes through our operating expenses. And then if we convert that later on then we, obviously, record the revenue on that.

     So we take a relatively conservative view. So part of the cost that you could see as well is based on the level of trial activity where we're taking the expense for putting those trials out there which later on would result in the development of this customer and revenues.

     So I think those two aspects go into the first quarter sales and marketing.

     Ken Muth: OK. And then how many customers do you have today for the booster product that are live or real customers not in trials?

     Bruce Edwards: The - I think we have revenue on three customers today and I think we at the trial level is about six.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 21

     Ken Muth: OK. And then, Kevin, if you could help out on the pretax side, you said that two to four percent? Could you just give us what the gross margin would be off of that number?

     Kevin Michaels: Well, we're looking - I mean, that's looking out at Q3 and that's an operating margin of two to four percent.

     I think the gross margins would be up in the 20 percent plus area. It would
- it would, be up in those kind of ranges. So starting to approach closer to our long-term target.

     Ken Muth: OK. And then how will you handle the revenue breakdown going forward when you do report as a combined company in the next quarter? What sort of revenue breakdown and guidance will you give by product lines?

     Bruce Edwards: We haven't - this is Bruce. We haven't finalized that yet. We're actually looking at what people provide going forward. I think as you - we're the only power amplifier company that actually breaks out its power amplifier sales. So I think we will continue to indicate what we're selling in the amplifier part of the marketplace.

     But, you know, we may - we'll have a much more broader product line so we may follow what we're seeing from some of the companies in detail, antennas, base station subsystems. We just haven't - we want to find out what's the best way to present the information to the marketplace and we're actually looking at what other companies do and then trying to come up with something that would give good comparability to our position in the marketplace to the financial community.

     Ken Muth: OK. Then last question here, the outsourcing with Celestica, is that completely done in all products this quarter or...

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 22

     Bruce Edwards: Well, yes. Let me - let me - yes. Yes, for the most part on the mix of business but there will always be new products. As we introduce new products we'll work with our outsource partners for production. So we do have that ongoing with them. But as far as the 10 percent inside-90 percent outside, that - we completed that in Q4 and that's the same going forward.

     Kevin Michaels: And just one note, we do have more than one outside contractor. We also use Venture in addition to Celestica. So we have a multiple locations and multiple sources.

     Ken Muth: OK. Actually, one little housekeeping thing, the breakdown between single carrier and multicarrier?

     Kevin Michaels: Yes, this quarter actually our single carrier product breakdown was a little higher, it was close to around 40 percent roughly. So we saw a higher percentage of single carrier. And really what we believe is driving that this quarter is one, we came in at the low end of the range didn't see as much operator demand which is more high-powered multicarrier. We also saw a lot of strength and demand across a lot of these GSM markets, particularly from the
- on the OEM side. So we - that drove a lot higher the single carrier business.

Ken Muth:  Great, thank you.

Kevin Michaels:  Sure.

Operator:  Our next question comes from Jonathan Goldberg with Deutsche Bank.

Brian Modof:  Hi, you guys, it's Brian Modolf.  Can you hear me?

Bruce Edwards:  Sure, go ahead.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 23

     Brian Modolf: Kevin, could you give me a breakdown on multicarrier versus single channel? Sorry if you already gave that?

Bruce Edwards:  It's about 60 percent multi, 40 percent single.

Brian Modolf:  40 percent single, OK.

     Bruce Edwards: Yes. We saw a lot of strength, Kevin just mentioned, in the GSM-GSM edge business.

     Brian Modolf: And can you talk - what are you seeing out there from the competitive standpoint in pricing environment? I mean has it - pricing environment now versus say last quarter?

     Bruce Edwards: Well, again, I think we've been pretty consistent over the last couple quarters. You know, you've seen I think two of the main players in power amplifiers were indicating that, people are starting to look at the total cost of the solution. Pricing is always important but you weren't seeing the very significant pressure that you'd seen in the past because our part of the marketplace had gotten down to a reasonable number of competitors going forward. I think you even heard from another competitor recently, more of a focus on the profitability base.

     So again, it's, you know, our customers need value. They're looking at an attractive price coming in but they're also looking at the overall cost of working with a vendor on quality, delivery. So I think what you're going to see is probably a little bit more normal kind of pricing environment as we go forward.

     We're going to continue to lead with innovation, lead with technology, try to be the best deliverer of products and best quality products going after the customer set.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 24


     But I, I wouldn't - we didn't see anything in the pricing that we were surprised about. It just wasn't - we didn't see overly aggressive pricing in the first quarter.

     Brian Modolf: OK. And can you talk a little bit about the WCDMA market, what are you starting to see in Europe? Obviously, we're getting ready for some significant launches towards the end of the year of commercial networks, what's the kind of the - I noticed your WCDMA market revenues were a little light relative to what we were looking for in the first quarter. What do you think in the...

     Bruce Edwards: Well, I think again, on WCDMA we've said for us and from what we see in the overall mix of the business it's going to be a strong second half of the year. You know, we - in some of the cases if you're dealing with a customer that does not have a broad base of network operators to sell WCDMA to it is going to be a little, what we say lumpy where you'll deliver product, may go a quarter or two and not, and then deliver more product.

     If you get a more broadly based supplier you should see some pretty good volumes there. And one of our suppliers has been 10 percent plus for the last eight quarters because they have a more broadly based environment.

     We mentioned, we do have - have announced Ericsson as a customer of ours. But that is clearly a second half of 2004 type development for us.

     So again, as we look at it, we think it's going to be a good year for us with wideband CDMA but we think it's going to be back half - the back half of 2004.

     Brian Modolf: And then one last question, the MFRN 2 any update on that with Nortel?

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 25


     Bruce Edwards: No. Actually, as we indicated with Nortel, we had a very strong quarter with them. We were up 26 percent on a year-over-year basis. We sold CDMA, TDMA, GSM, WCDMA products to them. We're coming into the quarter here with both orders for 800 and 1900 CDMA type product.

     You know, we believe that, they've been working on this for a while. They'll probably look at either introducing it themselves, continuing to sell the current version of the product. We think we have a good position there but right now, it's - you know, we're pretty much focused on delivering the products that we have in to them and working on some next generation stuff with them.

     But, I don't have a final answer but it looks like, we'll continue to deliver some of the CDMA products we have and, they may choose to go ahead with theirs or they may choose to pick ours for introduction. I think the quantities are relatively low right now so that maybe the decision point doesn't need to be made until it gets into higher volume.

     Brian Modolf: Any change in their view since the announcement to outsource all the manufacturing?

     Bruce Edwards: With respect to - well, again, I don't want to, I don't want to get into great detail with one of our customers. We have a good position there. I think it's pretty clear we sell multiple products to them. They've - we've had a good start to the year with them.

     You know, that's - outside of that I don't really have another comment to what - we haven't seen a real change in their business since they made some announcements.

     Brian Modolf: OK. And then finally with regard to if you - you know, with regard to the LGP Allgon. Do you plan to provide pro forma on what the combined company would look like on an historical basis for any set period of time once the deal is closed?

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 26

     Kevin Michaels: You know, we gave the pro forma in the offering documents. In the prospectus that's out there now there's pro forma on the past years. I'm not quite certain what would be standard. I don't know - to be honest, Brian, I just don't know.

Brian Modolf:  OK.  All right, thanks.

Operator:  Our next question comes from Phil Dumas with GL Capital.

Phil Dumas:  Good evening, guys.

Kevin Michaels:  Good evening.

     Phil Dumas: Just looking for what are some expectations in regard to the share exchange - share cash exchange I should say. Specifically, can you give us some indication of what shareholders are taking and where you cash balances may go after the deal's done?

     Kevin Michaels: Well, it's really - we really don't know yet. I mean the exchange offer has commenced. To date there hasn't been a whole lot but that's normal. We really - our advisors expect since it's scheduled to close at the end of this month, the last week is when most of the institutional holders will go in and tender their shares.

     So at this point, any - you can look at the offering documents in the S-4 that's filed out there. We gave both alternatives.

     So roughly the cash accounts for about 30 percent of their shares. So whether people take cash or the stock is really we'll find out here in the next couple weeks. We really can't speculate. I - obviously, it will end up being - how the stock price behaves over the rest of this month will determine that.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 27

     Phil Dumas: OK. Have you spoken - I assume you've spoken to some of Allgon's largest shareholders?

Bruce Edwards:  Yes.

     Phil Dumas: What's your sense from them that they're going to, you know, continue to invest in the company?

     Kevin Michaels: Well, I think - I think there's a high interest level there and we think that a lot of them, have definitely an interest there. They've expressed to us interest. We are exploring the opportunities of keeping the stock listed over there. So clearly that's because of interest levels from those people.

     There's also, the institutional shareholder base not only in Stockholm but in London and other parts of Europe as well that own the stock, have been showing a lot of interest there. So, from that perspective we think that, we could see a lot of good portion of people taking the stock. But, it's just real hard to predict. We just can't predict that.

     And, you know, obviously, we have plenty of cash. If all the cash is taken, we entered the quarter with 250 million in cash, we're only talking about 125 million going into this transaction. We'd still have, well over a hundred million dollars in cash to operate the business which is far in excess of what this business needs.

     And as we've demonstrated, this business can generate cash fairly easily. So, we're highly confident in either way.

Phil Dumas:  OK.  Is there any debt coming over with the deal?

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 28

     Bruce Edwards: They have roughly at their last reported yearend they had just around $30 million of debt. It's mainly bank debt. So, depending upon when we close and where they currently sit, how much of it we leave or extinguish. We haven't decided.

Phil Dumas:  Any cash ...

Bruce Edwards:  They have about 10 million in cash, too.

Phil Dumas:  10 million cash.

Bruce Edwards:  Yes.

Phil Dumas:  OK, good enough.  Thanks, guys.

Bruce Edwards:  Sure.

     Operator: Our next questions comes from Tom Sepenzis with Think Equity Partners.

     Tom Sepenzis: Hi, Kevin. I'm sorry if I missed this, but did you talk about what you're expecting in the second quarter in terms of margins and overall earnings or loss per share?

     Kevin Michaels: No, we didn't go into that guidance. And the issue being there with the acquisition we're going to have a number of expenses. And the expenses will hit us both above and below the line. And some we'll be able to break out to, one-time expenses and some of them per the accounting rules will flow through. So we didn't - we didn't give guidance in that area, just on the revenue side.

     Tom Sepenzis: Do you have any idea what the total expenses, ballpark figure, for the year would be?

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 29

     Kevin Michaels: It's real hard because, from the acquisition side, I mean, a number of - there's certain expenses like in-process R&D which would get written off, that until we complete the final valuations after close or, we don't have those numbers. So, it can fluctuate around.

     There's some pro forma estimates within the offering documents in the S-4 you can go through there. But, you know, it's a - it's a pretty broad range. I mean, obviously, in terms of - in terms of synergy and consolidation expenses, we've given a range of there of roughly in total 10 to 20 million.

     Tom Sepenzis: Great. And Bruce, maybe you could talk a little bit - when you initially required the MPDS, that's from Ericsson I believe, that the March quarter here we were supposed to see some revenue out of Ericsson and now it sounds as if you're talking second half of the year. So can you just talk about the relationship there and what you're seeing out of Ericsson and when you expect to see some revenue out of that customer?

     Bruce Edwards: OK, sure, Tom. Maybe there's a little misunderstanding. When we did acquire the assets of the MPD we had some legacy business and we continued to deliver some of the product against that legacy business. But we had always viewed the WCDMA product as the second half of 2004.

     Actually right now we've been doing a lot of work with the team over there to see if there's some other things we can do within the WCDMA realm with them and we're just trying to build the relationship going forward. But, yes, there has been, as we expected, some legacy revenues that we've been recording with respect to that.

     Another thing that we talked about is their validation of our GSM - of our multicarrier products for the GSM base station. But the WCDMA piece was the second half of 2004.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 30


Tom Sepenzis:  Good.  Thanks very much.

Bruce Edwards:  Sure.

Kevin Michaels:  Thank you.

Operator:  And our next question comes from Peter St. Denis with Advent Capital.

Peter St. Denis:  Yes, what was the operating cash flow in the quarter?

     Kevin Michaels: Well, the operating cash for the net number is a use of 10-and-a-half million. But out of that, 11.7 million was reduction in accounts payable. So I mean if you want to include the accounting changes by a pure operating method with the balance sheet changes then it's a use of 10.5, but if you back out the accounts payable it's roughly flat.

Peter St. Denis:  And cap ex you said was 1.8 million?

Kevin Michaels:  1.2 million.

Peter St. Denis:  1.2 - and that was versus a D&A of 3.8?

Kevin Michaels:  Yes, correct.

     Peter St. Denis: And now what are you guys looking at as far as - no, you can leave it open - what are you guys looking at as far as, you know, guidance - I mean, I know that (every) hasn't come out as far as cap ex for sort of the combined company. Have you talked about that?

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 31

     Kevin Michaels: Well, we never got into that. I mean, I think, roughly on the combined company on a - on a go-forward basis it's probably roughly in the ranges of two to three million a quarter, barring any special things. But it's probably kind of in that kind range.

Peter St. Denis:  And that's versus how much in D&A?

     Kevin Michaels: I don't have the total. I would guess the total depreciation numbers are going to be around probably around the $6 million range. I mean, one of the issues, obviously, will be the final accounting and what - how things are written, whether anything's written up or written down on the equipment stuff. Obviously, with the acquisition we have to re-value everything. So...

Peter St. Denis:  No, I understand.

Kevin Michaels:  Yes.

     Peter St. Denis: And, you know, any thoughts on - I mean, once you have that, you know - you do the acquisition and it all depends upon, you know - I know that you don't know how the exchange offer's going to go and what's cash and what's stock, but you're still going to have a decent amount of cash on your balance sheet and, you know, probably ((inaudible)) in cash. Any plans, you know
- what sort of plans for the convert?

     Kevin Michaels: Well, I mean, I guess I'm not quite certain. In terms of if you are talking about our outstanding notes, - there's no plan in terms of the convert at the moment. Obviously, the convert's outstanding and, you know, we would expect that to stay there until the last year when we can call it we would expect the stock price will be up and we'll be able to call it then.

     In terms of - in terms of our cash, what I think your question is, is do we have any immediate plans for our cash. The answer right now is no. But we do think it's important to have a good cash balance, to - obviously, the industry - there's still some weak players out there and we think this gives us a lot of strength and the ability to make the investment that we want to make.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 32

     The industry's obviously going through consolidation. We're a part of it now. And, there could be additional opportunities down the road there as well.

     So we don't have any immediate plans for what we do with the cash. You know, obviously, right now our biggest focus is getting through the acquisition and getting the consolidation done.

Peter St. Denis:  What - how much cash do you guys need to run your business?

     Kevin Michaels:  You know, we - the business can run as - obviously we said
- it can run obviously on something significantly less than the $100 million range that if we were to use the cash in the transaction, we can run with something significantly less than that.

     You know, we don't - I'm just not prepared to give an exact number as to what we need. But, it can run on something significantly less than that.

Peter St. Denis:  OK.  OK, thank you very much.

Kevin Michaels:  Thank you.

Operator:  And we'll move on to Mark Cohodes with Rocker Partners.

     Mark Cohodes: Thank you. Kevin, Bruce, could you guys talk a little bit about the operating margins that you see leaving this current year at as a combined company? And when and in what quarter do you expect to see the full benefits of the LGP merger take place? And at what operating margin level do you see the company at that point?

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 33


     Bruce Edwards: Well, we think - we think you first start to see the full benefits of the combination in the third quarter where we've indicated revenues of 140 and 160 and pretax of the two to four percent before any of the related amortization charges from the acquisition.

     If you take a look from published numbers from LGP Allgon, their margins today, gross margins, are running in the say 22 to 24 percent range. Our long-term goal is mid to high 20s. We think, A, combining the two companies and getting the volume base is going to be very, very important as we go back and now we're buying about 2 X in the material that we're buying today with a lot of commonality in castings and PC boards. So we think that's going to be a benefit as we go forward. Integration of the products as we go forward is going to be a benefit.

     As we move into the fourth quarter - we're not giving specific numbers at this call, but we expect that both the sales and the profitability performance to improve again as we go forward and we start to see the benefit of some of the synergies, particularly in the material area, starting to go forward.

     Long-term we think again this is a mid to high 20s percent margin, gross margin, base we can get to in a high single- digit/low double-digit kind of pretext. Operating margin going forward I think we will see significant improvements as we get through Q3 and into Q4 and then move into next year, 2005. So we should get there pretty quickly.

     Right now we're prepared to give the outlook for Q3 with an indication that Q4 would be significant - we see significant improvement in both sales and profitability in the fourth quarter.

     Mark Cohodes: Let me ask it differently, Kevin, where do you see all-in breakeven once the synergies and the cost savings play through the combined company?

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 34

Kevin Michaels:  You know, I don't have it.

     Mark Cohodes: Just kind of off the top of your head and maybe if we get the good answer we send you one of those Mr. Cash t-shirts.

     Kevin Michaels: I would guess that it's the all-in breakeven is probably around $110 million level.

Mark Cohodes:  A hundred ...

     Kevin Michaels: And I think that, depending there - obviously, the issues are is how quickly we can consolidate stuff and drive to the synergies.

     I think, probably to answer one of your questions, too, I think, obviously we're going to work as quickly as we can. We'll see a lot of it occurring here in this quarter, assuming that we get the transaction closed when we expect.

     I think, you know, a few things will drag along a little bit through the rest of the year but clearly, we should have all the synergies easily done by the end of this year and all 2005 has the complete full benefits of everything in place.

     But as we've mentioned, we believe we'll start seeing benefits right away. Clearly, we should see a lot of the benefits rolling through beginning in Q3. And, we're looking to aggressively drive our operating expenses line down while at the same time driving the gross margin up.

     Mark Cohodes: And it's also safe to assume that there could be some asset sales on some of their facilities?

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 35

     Bruce Edwards: Yes, they don't - I think you could see some consolidation. I think they own just a few but they do lease a lot of their facilities as well. So - but, I think you'll see us really look to leverage both companies' capabilities and locations and really look to maximize profitability.

     I mean, if you had to - if you really had to sum up a goal putting the two companies together, once it's together it's that third quarter we're going to demonstrate to the market the benefits of putting these two things together. This will be a profitable company in the third quarter and be in a position where people can see the growth potential from there.

     Mark Cohodes: Last question is, there's been a lot of conversation on this AT&T-Cingular get-together. What's your guys take on the spend of those two going forward?

     Bruce Edwards: Well, I think, actually - we talked about this at the fourth quarter conference call - short term negative, probably long term positive for us because of our position with both Cingular and AT&T. The longer-term position with Cingular and the new emerging position with ATT our multicarrier.

     My sense is that, you know, the latest thing we've seen is an estimation from one of the research houses of a billion dollar cut overall in cap ex. Again, what we need to do and what we're out there doing is showing the capabilities we can bring to the marketplace in a tight spending environment to provide the solutions they need more cost effectively.

     I think what you've seen in the first quarter is the easy decisions of a cable, or an antenna, or a tower mounted amplifier. Those probably continued on. Our decisions where we can go in and boost the power of existing base station and maybe eliminate another base station build is very compelling but it's more expensive than just say a tower mounted amplifier or a separate antenna.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 36

     So we think those decision get made and they get made as you move through the year. And we've seen with one operator in the U.S. the decision moves simply from March to April. But we still believe those solutions are going to be the right solutions for these network operators and we'll command more of their capital spend this year regardless of what the overall spend level is.

Mark Cohodes:  OK, guys, thanks.

Bruce Edwards:  Sure.

Kevin Michaels:  Thank you.

     Operator: And we'll take our final question from Peter Vogel with Circle T Partners.

     Peter Vogel: Hi, guys. I'm wondering can you go and tell us what your assumptions for the Swedish kronor exchange rate are.

     Kevin Michaels: It's been running - when we announced the transaction back in December it was at 755 and it's gone all the way down to 720. It's running now about 760 roughly. Last time I looked at it was last week. So I'd say right now we're assuming around the 760 to 770 level is kind of the exchange rates we've kind of baked in.

     Peter Vogel: And again, when you guys gave the June guidance, what's your assumption for that - the sales contribution from LGP? Are you assuming two-thirds of a quarter or you want to - can you get more specific on whether it's going to close May 1st, or May 7th or ...

     Bruce Edwards: We said - we basically said less than two months and that's why we tried to give kind of a range on the - on the overall guidance. And, again, we're not going to get into their guidance because they don't provide that to markets. But, you know - certain companies, some more in the early part and a little bit less as they go into the summer months, other companies are different. So there are a lot of things that go into that so we tried to give you an outlook of that.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 37


     I did want to come back on the - also with - on the exchange rate again. I think as we gave those numbers for Q3 we used a conservative number on what we thought the exchange rate might get to - so to make sure that we were giving what we think is a pretty accurate range for Q3.

     Peter Vogel: Does that number incorporate the type of range you guys just - what Kevin just gave me with his answer?

Bruce Edwards:  Right.

     Peter Vogel:  Not to be cute, I'm just trying to feel like a range for what
- you know, what we should be expecting...

Bruce Edwards:  I used - I used - in my calculation I was a little north of 770.

Peter Vogel:  OK.  Thank you.

Bruce Edwards:  Sure.

     Operator: And that does conclude our question-and-answer session. I'll turn things back over to Mr. Edwards for closing remarks.

Bruce Edwards:  OK, thank you.

     I want to thank everybody for joining us today. We remain confident about the opportunities for Powerwave in the current wireless infrastructure environment and look forward to talking with you when we complete our transaction with LGP Allgon and report our results for the second quarter of 2004.

                                                   POWERWAVE TECHNOLOGIES, INC.
                                                      Moderator: Kevin Michaels
                                                          04-19-04/4:00 p.m. CT
                                                          Confirmation # 255147
                                                                         Page 38


     Operator: And that does conclude today's conference call. We do thank you for you participation.

                                       END